Sub-Item 77M

On March 16, 2009, the GAMCO Westwood Mighty Mites Fund
(the "Mighty Mites Fund"), a series of the GAMCO Westwood
Funds (the "Trust"), a Massachusetts business trust, acquired the assets and liabilities of the B.B. Micro-Cap Growth Fund (formerly, the Bjurman, Barry Micro-Cap Growth Fund), a series of The B.B. Funds (formerly, the Bjurman, Barry Funds), a Delaware statutory trust, pursuant to an Agreement and Plan of Reorganization and Liquidation (the "Plan of Reorganization") approved by both the B.B. Micro-Cap Growth Fund's Board of Trustees and the Trust's
Board of Trustees, respectively, and the B.B. Micro-Cap Growth Fund's shareholders.

The Plan of Reorganization is contained as Appendix A in the related N-14, which was filed with the SEC via EDGAR on January 21, 2009. The N-14 is incorporated by reference hereto (Accession No. 0000935069-09-000078).
A copy of the Plan of Reorganization for the merger is attached to this form as part of the Exhibit to item 77 Q.

The B.B. Funds expects to file an application for deregistration as an investment company on Form N-8F shortly.